Exhibit 99.1

Wave Regains Compliance with Nasdaq Minimum Bid Price Rule

8% Series I Convertible Preferred Stock Converts to Shares of Class A Common Stock

Lee, MA—December 1, 2009—Wave Systems Corp. (NASDAQ: WAVX) announced today that it has received notice from the NASDAQ Stock Market stating that, because the closing bid price of its Class A common stock has been at or above $1.00 per share for at least 10 consecutive trading days, it has regained compliance with the minimum bid price rule enumerated in NASDAQ Listing Rule 5550(a)(2).

8% SERIES I PREFERRED STOCK CONVERTS TO COMMON STOCK

As a result of the 15 trading-day average of the closing bid price of its Class A common stock exceeding $1.10 on November 20, 2009, all of the outstanding shares of Wave’s 8% Series I Convertible Preferred Stock (issued in September 2008) automatically converted into Wave’s Class A common stock in accordance with the terms of the Certificate of Designations for the Series I Convertible Preferred Stock.  Each of the 220 shares of Series I Convertible Preferred Stock converted into 10,000 shares of Wave’s Class A common stock.  The automatic conversion of the Series I Convertible Preferred Stock also eliminated any accrued and future dividend obligation on the Series I Convertible Preferred Stock.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of more than 100 companies that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) and supports the TCG’s “Opal” self-encrypting drive standard.  Self-encrypting drives are a growing segment of the data protection market, offering increased security and better performance than many existing software-based encryption solutions.  TPMs are included on an estimated 300 million PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

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Contact:

Gerard T. Feeney, CFO
Wave Systems Corp.
info@wavesys.com
413/243-1600